FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FOURTH QUARTER 2023 FINANCIAL RESULTS

•Net Income of $3.28 Per Share
•Net New Orders Increased 57% to 6,214 Homes
•Closings of 7,615 Homes Drove Home Sale Revenues of $4.2 Billion
•Home Sale Gross Margin of 28.9%
•Unit Backlog of 12,146 Homes with a Value of $7.3 Billion
•Repurchased 3.6 Million Common Shares in the Quarter for $300 Million
•Year End Cash Balance of $1.8 Billion and a Debt-to-Capital Ratio of 15.9%
•Announces $1.5 Billion Increase to Share Repurchase Authorization

ATLANTA – January 30, 2024 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2023. For the quarter, the Company reported net income of $711 million, or $3.28 per share, compared to prior year reported net income of $882 million, or $3.85 per share.

“PulteGroup’s strong fourth quarter financial results complete a record setting year, while the 57% increase in net new orders provides tremendous momentum heading into 2024,” said Ryan Marshall, PulteGroup President and CEO. “For the full year, PulteGroup generated nearly $16 billion in revenues and net income of $2.6 billion, while delivering a return on equity* of 27.0% and returning over $1.1 billion to shareholders through stock repurchases and dividends.

“As the fourth quarter progressed, we experienced a significant increase in buyer activity as interest rates moved lower, resulting in December being the highest sales month of the quarter. With expectations for interest rates to remain lower in 2024, we are optimistic that improved affordability dynamics will continue attracting buyers into the market.

“After multiple years of variable macroeconomic activity, expectations are that 2024 can be a year of increased homebuying demand given a strong job market, lower interest rates and a limited inventory of existing homes. With a ready supply of homes and lots, I believe PulteGroup is extremely well positioned to capitalize on such market conditions as we seek to grow our business, while delivering strong cash flow and high returns.”

Fourth Quarter Results

For the fourth quarter, home sale revenues totaled $4.2 billion, compared with $5.0 billion in the prior year. Revenues in the quarter reflect closings of 7,615 homes at an average sales price of $547,000. Closings in the fourth quarter of 2022 totaled 8,848 homes at an average sales price of $561,000.

The Company’s home sale gross margin for the fourth quarter was 28.9%, compared with 29.4% in the prior year period. Fourth quarter SG&A expense was $308 million, or 7.4% of home sale revenues, compared with $351 million, or 7.1%, in the prior year. Reported SG&A expense reflects a $65 million pre-tax insurance benefit recorded in the fourth quarter of both 2023 and 2022.

Net new orders in the fourth quarter increased 57% over the prior year to 6,214 homes, while the dollar value of these orders increased 56% to $3.4 billion. The increase in net new orders reflects both an improved selling environment and a decrease in cancelations. Cancelations in the quarter were 9% of starting backlog, down from 11% in the comparable prior year period.

The average community count in the fourth quarter increased 8% from the prior year to 919 communities.

The Company’s Financial Services operations reported fourth quarter pre-tax income of $44 million, up from $24 million in the prior year. Higher pre-tax income for the period reflects more favorable market conditions that developed this year across our financial services platform, coupled with higher capture rates, including an increase to 85%, up from 75% last year, in our mortgage operations.

In the fourth quarter, the Company repurchased 3.6 million of its common shares for $300 million, or an average price of $83.03 per share. For full year 2023, the Company repurchased 13.8 million common shares for $1.0 billion, or an average price of $72.50 per share. The 13.8 million common shares repurchased represent approximately 6.1% of shares outstanding at the beginning of 2023.

The Company ended the year with $1.8 billion of cash and a debt-to-capital ratio of 15.9%.

In a separate release, the Company announced that its Board of Directors approved a $1.5 billion increase to the Company’s share repurchase authorization, bringing its total share repurchase authorization to $1.8 billion.

“Having repurchased almost 50% of our stock since initiating the program in 2013, this new authorization reflects our Company’s ongoing commitment to returning excess funds to our shareholders,” said Marshall.

A conference call discussing PulteGroup's fourth quarter 2023 results is scheduled for Tuesday, January 30, 2024, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry changes or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; labor supply shortages and the cost of labor; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks related to information technology failures or data security issues; failure to retain key personnel; the disruptions associated with the COVID-19 pandemic (or another epidemic or pandemic or similar public threat or fear of such an event), and the measures taken to address it; the effect of cybersecurity incidents and threats; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Results of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues:
Homebuilding
Home sale revenues	$4,165,231	$4,961,040	$15,598,707	$15,548,119
Land sale and other revenues	34,540	45,518	142,116	143,144
	4,199,771	5,006,558	15,740,823	15,691,263
Financial Services	93,881	72,089	320,755	311,716
Total revenues	4,293,652	5,078,647	16,061,578	16,002,979

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,961,920)	(3,503,137)	(11,030,206)	(10,867,879)
Land sale and other cost of revenues	(32,139)	(29,936)	(124,607)	(119,906)
	(2,994,059)	(3,533,073)	(11,154,813)	(10,987,785)

Financial Services expenses	(50,036)	(48,040)	(187,280)	(180,696)
Selling, general, and administrative expenses	(308,319)	(350,831)	(1,312,642)	(1,381,222)
Equity income from unconsolidated entities, net	213	48,291	4,561	50,680
Gain on debt retirement	301	—	663	—
Other income (expense), net	5,066	(31,179)	37,200	(64,398)
Income before income taxes	946,818	1,163,815	3,449,267	3,439,558
Income tax expense	(235,825)	(281,584)	(846,895)	(822,241)
Net income	$710,993	$882,231	$2,602,372	$2,617,317

Net income per share:
Basic	$3.30	$3.86	$11.79	$11.07
Diluted	$3.28	$3.85	$11.72	$11.01
Cash dividends declared	$0.20	$0.16	$0.68	$0.61

Number of shares used in calculation:
Basic	214,399	227,200	219,958	235,010
Effect of dilutive securities	1,364	902	1,205	1,156
Diluted	215,763	228,102	221,163	236,166

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	December 31, 2023	December 31, 2022

ASSETS

Cash and equivalents	$1,806,583	$1,053,104
Restricted cash	42,594	41,449
Total cash, cash equivalents, and restricted cash	1,849,177	1,094,553
House and land inventory	11,795,370	11,326,017
Land held for sale	23,831	42,254
Residential mortgage loans available-for-sale	516,064	677,207
Investments in unconsolidated entities	166,913	146,759
Other assets	1,545,667	1,291,572
Goodwill	68,930	68,930
Intangible assets	56,338	66,875
Deferred tax assets	64,760	82,348
	$16,087,050	$14,796,515

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$619,012	$565,975
Customer deposits	675,091	783,556
Deferred tax liabilities	302,155	215,446
Accrued and other liabilities	1,645,690	1,685,202
Financial Services debt	499,627	586,711
Notes payable	1,962,218	2,045,527
Total liabilities	5,703,793	5,882,417
Shareholders' equity	10,383,257	8,914,098
	$16,087,050	$14,796,515

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Year Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net income	$2,602,372	$2,617,317
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	104,266	106,584
Land-related charges	43,115	66,656
Gain on debt retirement	(663)	—
Depreciation and amortization	80,824	70,918
Equity income from unconsolidated entities	(4,561)	(50,680)
Distributions of earnings from unconsolidated entities	4,564	49,151
Share-based compensation expense	48,200	42,989
Other, net	(758)	1,431
Increase (decrease) in cash due to:
Inventories	(354,016)	(2,256,690)
Residential mortgage loans available-for-sale	160,934	266,310
Other assets	(290,631)	(140,761)
Accounts payable, accrued and other liabilities	(196,884)	(104,759)
Net cash provided by operating activities	2,196,762	668,466
Cash flows from investing activities:
Capital expenditures	(92,201)	(112,661)
Investments in unconsolidated entities	(23,403)	(64,701)
Distributions of capital from unconsolidated entities	3,265	21,704
Business acquisition	—	(10,400)
Other investing activities, net	(16,756)	(5,685)
Net cash used in investing activities	(129,095)	(171,743)
Cash flows from financing activities:
Repayments of notes payable	(123,290)	(4,856)
Borrowings under revolving credit facility	—	2,869,000
Repayments under revolving credit facility	—	(2,869,000)
Financial Services borrowings (repayments), net	(87,084)	(39,412)
Debt issuance costs	(1,572)	(11,167)
Proceeds from liabilities related to consolidated inventory not owned	129,656	58,729
Payments related to consolidated inventory not owned	(76,303)	(5,915)
Share repurchases	(1,000,000)	(1,074,673)
Cash paid for shares withheld for taxes	(11,991)	(14,326)
Dividends paid	(142,459)	(144,115)
Net cash used in financing activities	(1,313,043)	(1,235,735)
Net increase (decrease)	754,624	(739,012)
Cash, cash equivalents, and restricted cash at beginning of period	1,094,553	1,833,565
Cash, cash equivalents, and restricted cash at end of period	$1,849,177	$1,094,553

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$10,786	$1,797
Income taxes paid, net	$784,453	$641,948

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
HOMEBUILDING:
Home sale revenues	$4,165,231	$4,961,040	$15,598,707	$15,548,119
Land sale and other revenues	34,540	45,518	142,116	143,144
Total Homebuilding revenues	4,199,771	5,006,558	15,740,823	15,691,263

Home sale cost of revenues	(2,961,920)	(3,503,137)	(11,030,206)	(10,867,879)
Land sale cost of revenues	(32,139)	(29,936)	(124,607)	(119,906)
Selling, general, and administrative expenses	(308,319)	(350,831)	(1,312,642)	(1,381,222)
Equity income from unconsolidated entities	213	48,291	3,506	49,403
Gain on debt retirement	301	—	663	—
Other income (expense), net	5,066	(31,179)	38,538	(64,331)
Income before income taxes	$902,973	$1,139,766	$3,316,075	$3,307,328

FINANCIAL SERVICES:
Income before income taxes	$43,845	$24,049	$133,192	$132,230

CONSOLIDATED:
Income before income taxes	$946,818	$1,163,815	$3,449,267	$3,439,558

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Home sale revenues	$4,165,231	$4,961,040	$15,598,707	$15,548,119

Closings - units
Northeast	421	588	1,417	1,614
Southeast	1,337	1,699	5,201	5,105
Florida	1,940	2,088	7,742	6,928
Midwest	1,262	1,400	3,955	4,579
Texas	1,265	1,568	5,295	5,692
West	1,390	1,505	4,993	5,193
	7,615	8,848	28,603	29,111
Average selling price	$547	$561	$545	$534

Net new orders - units
Northeast	349	254	1,510	1,300
Southeast	1,264	819	5,541	4,535
Florida	1,507	1,241	6,893	6,139
Midwest	871	581	4,297	3,241
Texas	1,073	664	5,143	4,382
West	1,150	405	5,196	3,680
	6,214	3,964	28,580	23,277
Net new orders - dollars	$3,359,733	$2,146,813	$15,244,353	$13,589,392

			December 31,
			2023	2022
Unit backlog
Northeast			567	474
Southeast			2,246	1,906
Florida			3,792	4,641
Midwest			1,692	1,350
Texas			1,637	1,789
West			2,212	2,009
			12,146	12,169
Dollars in backlog			$7,319,714	$7,674,068

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
MORTGAGE ORIGINATIONS:
Origination volume	4,657	5,192	17,427	18,186
Origination principal	$1,871,531	$2,095,529	$6,924,910	$7,105,486
Capture rate	84.6%	74.8%	81.6%	77.6%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Interest in inventory, beginning of period	$140,010	$143,669	$137,262	$160,756
Interest capitalized	30,652	33,894	126,040	130,051
Interest expensed	(31,584)	(40,301)	(124,224)	(153,545)
Interest in inventory, end of period	$139,078	$137,262	$139,078	$137,262

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios
	December 31,
	2023	2022
Notes payable	$1,962,218	$2,045,527
Shareholders' equity	10,383,257	8,914,098
Total capital	$12,345,475	$10,959,625
Debt-to-capital ratio	15.9%	18.7%

Notes payable	$1,962,218	$2,045,527
Less: Total cash, cash equivalents, and restricted cash	(1,849,177)	(1,094,553)
Total net debt	$113,041	$950,974
Shareholders' equity	10,383,257	8,914,098
Total net capital	$10,496,298	$9,865,072
Net debt-to-capital ratio	1.1%	9.6%